UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2015

Niska Gas Storage Partners LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34733 (Commission File Number)	27-1855740 (IRS Employer Identification No.)

170 Radnor Chester Road, Suite 170
Radnor, PA 19087
(Address of principal executive office) (Zip Code)

(484) 367-7432
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2015, the Company entered into an employment agreement with Vance E. Powers, the Chief Financial Officer of the Company (the “Employment Agreement”).  The Employment Agreement has a three-year initial term and, unless terminated earlier in accordance with its terms, will automatically renew for successive one-year renewal terms following the expiration of the initial term unless either party provides written notice of non-renewal at least 30 days prior to the end of the initial term or any renewal term.

Mr. Powers’ compensation pursuant to his Employment Agreement includes an annualized base salary of $298,700 payable in equal installments no less frequently than monthly. Mr. Powers is eligible for discretionary bonus compensation with a target of 60% of his base salary and is also eligible to receive awards under the LTIP.

In the event of termination of Mr. Powers’ employment by the Company without “Cause” or by Mr. Powers for “Good Reason” (as those terms are defined in the Employment Agreement), subject to Mr. Powers’ execution (and non-revocation within the time provided to do so) of a release of claims in a form acceptable to the Company and substantially in the form attached as Exhibit A to the Employment Agreement, Mr. Powers would be entitled to reimbursement of up to 18 months’ of COBRA health insurance premiums and to severance payments equal to 24 months’ worth of his annualized base salary in effect at the time of such termination.

The Employment Agreement contains restrictive covenants.  Mr. Powers’ non-competition and non-solicitation restrictions will extend for a six-month period following his termination of employment.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto, and are incorporated in this Item 5.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NISKA GAS STORAGE PARTNERS LLC

Dated: June 5, 2015	By:	/s/ Jason A. Dubchak
		Name:	Jason A. Dubchak
		Title:	Vice President, General Counsel and Corporate Secretary

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.

10.1	Employment Agreement, dated June 5, 2015, between the Company and Vance E. Powers